Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the common stock, par value €0.50 per share, of Cascal N.V. and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.

Dated: April 26, 2010

SEMBCORP INDUSTRIES LTD.

By:	/s/ Tan Cheng Guan
	Name:	Tan Cheng Guan
	Title:	Executive Vice President, Group Business and Strategic Development

SEMBCORP UTILITIES PTE LTD.

By:	/s/ Richard Quek Hong Liat
	Name:	Richard Quek Hong Liat
	Title:	Senior Vice President, Group Corporate Finance and M&A